Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

      (662) 680-1472

Date:

      July 1, 2004

      The Peoples Holding Company Completes Acquisition of Renasant Bancshares, Inc. of Germantown, Tennessee

TUPELO, Miss., July 1, 2004 – The Peoples Holding Company (AMEX: PHC) announced today the completion of its acquisition of Renasant Bancshares, the parent company of $225 million Renasant Bank headquartered in the affluent east Memphis suburb of Germantown, Tennessee. Renasant operates two banking offices in Germantown and Cordova and a loan production office in Hernando, Mississippi.

"We are excited about this partnership with Renasant. We believe it represents an excellent fit with our franchise and gives us access to the fast growing markets of Memphis," stated E. Robinson McGraw, President and Chief Executive Officer of PHC. "We look forward to the addition of Renasant's board, management and employees to our team and believe we share similar values, cultures and operating philosophies. PHC considers Frank Cianciola as one of the premier bankers in the Memphis market, and we are proud to have him continue to lead Renasant."

"We look forward to this partnership and the enhanced products and services we will be able to offer our clients and prospects in the high growth markets of west Tennessee and north Mississippi," commented Frank J. Cianciola, President and Chief Executive Officer of Renasant.

"In Terms of client service and shareholder value, Renasant and PHC will clearly be stronger operating as one," stated Jack Johnson, Chairman of Renasant's Board of Directors. "Our combined companies will be better positioned to satisfy strong loan demand and our clients' need for insurance and wealth management services."

Renasant Bank will maintain its name and charter, and will operate as an indirect subsidiary of PHC. The management and board of Renasant Bank will remain in effect. Additionally, Johnson and Cianciola will be added to the PHC board.

About The Peoples Holding Company:

        The Peoples Holding Company is the parent of The Peoples Bank & Trust Company, Mississippi’s fourth largest commercial bank headquartered in the state, The Peoples Insurance Agency, Inc. and Renasant Bank of Germantown, Tennessee. PHC has assets of approximately $1.7 billion and operates 48 community bank, insurance and financial services offices in 29 cities in Mississippi and Tennessee. Visit the company's website at www.phcfc.com for additional information.